EXHIBIT 10.3

EMPLOYEE STOCK OPTION AGREEMENT
(NON-QUALIFYING STOCK OPTION)

AFLAC INCORPORATED
Columbus, Georgia 31999
(Hereinafter called "the Company")

<FirstName> <MiddleName> <LastName>

Pursuant to the 2004 AFLAC Incorporated Long-Term Incentive Plan (the "Plan"), adopted by the Company's Board of Directors on February 10, 2004, and approved by the shareholders of the Company on May 3, 2004, <FirstName> <MiddleName> <LastName> (the "Grantee") is hereby granted an option (the "Option") to purchase <SharesGranted> shares (the "Option Shares") of common stock of the Company, par value $0.10 per share ("Company Stock"), at the price of <OptionPrice> per share, subject to the terms and conditions of this Stock Option Agreement (this "Agreement"), the attached Notice of Grant of Stock Options (the "Notice of Grant"), which forms a part hereof, and the Plan.

1.   Grant of the Option.   The Option is granted as of <LongOptionDate>, (the "Date of Grant"). The number of Option Shares and the exercise price per share of the Option are subject to adjustment from time to time as provided in Section 3 of the Plan.

2.   Status of the Option.   The Option is not intended to qualify as an "Incentive Stock Option" within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

3.   Expiration of the Option.   The Option shall expire and may no longer be exercised on or after the date ten (10) years after the Date of Grant (the "Expiration Date").

4.   Non-assignability.   Except under the laws of descent and distribution, the Grantee shall not be permitted to sell, transfer, pledge or assign the Option or this Agreement[; provided that, subject to such terms and conditions as the Committee may establish, the Grantee shall be permitted to transfer the Option in accordance with Section 20(b) of the Plan]. [Unless transferred pursuant to the foregoing sentence,] the Option shall be exercisable, during the Grantee's lifetime, only by the Grantee. Without limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

5.   Exercisability and Duration of the Option.

          (a)  Right to Exercise. The Option shall vest and become exercisable as set forth in the Notice of Grant.

          (b)  Duration of the Option. Unless it expires earlier pursuant to Section 3, above, the Option shall expire as follows:

(i)  Upon the termination of Grantee's employment for Cause, the Option shall expire with respect to any Option Shares with respect to which it has not yet been exercised (whether vested or unvested).

(ii)  Upon the voluntary termination of the Grantee's employment with the Company (or any subsidiary of the Company) for any reason other than death, Disability or retirement (as described in clause (iv), below), the Option shall expire with respect to any Option Shares with respect to which it is not yet then vested. To the extent of any Option Shares with respect to which it is then vested, the Option may be exercised at any time during the three-month period following the date of employment termination, at which time the Option shall expire; provided that, if the Grantee has accumulated 15 years of credited service with the Company (within the meaning of the Company's Pension Plan) as of the date of such employment termination, the Option may be exercised at any time preceding the Expiration Date with respect to such vested Option Shares.

(iii)  Upon the termination of the Grantee's employment with the Company (or any subsidiary of the Company) by reason of death or Disability, the Option shall vest with respect to all Option Shares and may be exercised at any time preceding the Expiration Date.

(iv)  In cases of voluntary termination of employment with the Company (or any subsidiary of the Company) where the Grantee has attained normal retirement age and been credited with at least 5 years credited service within the meaning of the Company's Pension Plan, qualifies for full retirement benefits under the Company's Rule of Eighty (Rule of 80) within the meaning of the Company's Pension Plan, or becomes a sales associate of the Company (thereby becoming a sub-contractor of the Company), the Option shall vest with respect to all Option Shares and may be exercised at any time preceding the Expiration Date.

          (c)  Method of Exercise. To exercise the Option as to all or any part of the Option Shares with respect to which the Option is vested and exercisable, the Grantee (or after the Grantee's death, the person authorized to exercise the Option as provided in Section 20 of the Plan) shall deliver written notice of such exercise to the Company official designated by the Committee (or, in absence of such designation, the Secretary of the Company). The notice shall be in such form as the Committee may require from time to time and identify the number of Option Shares with respect to which the Option is being exercised, provided that the Option may not be exercised for a fraction of an Option Share. The date of receipt of such notice shall be deemed the date of exercise. If someone other than the Grantee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

          (d)  Payment. Payment in full of the purchase price for the Option Shares purchased pursuant to the exercise of the Option shall be made upon exercise of the Option in accordance with Section 7(c)(iii) of the Plan in cash or by tender of previously held Company Stock with a Fair Market Value as of the date of exercise equal to the exercise price, or by any other methods that the Committee may from time to time authorize, in each case under procedures established by the Committee pursuant to Section 7(c)(iii) of the Plan.

          (e)  Delivery of Option Shares. The Secretary of the Company shall have full authority to direct the proper officers of the Company to issue or transfer shares of Company Stock pursuant to the exercise of the Option. As soon as practicable after its receipt of such notice and payment, the Company shall cause the shares so purchased to be issued to the Grantee or to the person authorized to exercise the Option after the Grantee's death, as the case may be, and shall promptly thereafter cause one or more certificates for such shares to be delivered to the Grantee or other person.

6.   Certain Securities Law and Other Requirements. The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to the Grantee upon exercise of the Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act of 1933 (the "Securities Act") or any other federal or state statutes having similar requirements as may be in effect at that time. The Company shall be under no obligation to register the Option Shares pursuant to the Securities Act or any other federal or state securities laws. Unless the Company has filed an effective registration statement pursuant to the Securities Act covering the exercise of the Option, the Grantee, upon purchasing the Option Shares shall be required to represent to the Company that the Grantee is acquiring such shares for investment purposes and not with a view to their sale or distribution, and each certificate for such shares shall have printed or stamped thereon appropriate language, as determined by the Secretary of the Company. The Secretary of the Company may, in his or her discretion, require the Grantee, as a condition to the Company's obligation to deliver Option Shares hereunder, take such action as is necessary or advisable to ensure that issuance of the Option Shares will be in compliance with applicable law.

7.   No Additional Rights. Neither this Agreement nor any of the transactions contemplated hereby shall affect any right of the Grantee to continue as an employee of the Company or otherwise to provide services to the Company or any of its Affiliates.

8.   Notices. Except as otherwise provided in Section 5(c) hereof, all notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, or (c) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be set out in the Notice of Grant. Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

9.   Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.  Incorporation of Plan. The Plan is hereby incorporated by reference into this Agreement and made a part hereof, and the Option and this Agreement shall be subject to all terms and conditions of the Plan.

11.  Amendments. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

12.  Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

13.  Survival of Terms. This Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

14.  Rights as a Stockholder. Neither the Grantee nor any of the Grantee's successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Company Stock subject to the Option until the date of issuance of a stock certificate for such shares of Company Stock.

15.  Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

16.  Representations. The Grantee hereby acknowledges that the Grantee has reviewed with the Grantee's own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

17.  Acceptance. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

18.  Authorization. The Grantee hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to take such steps as may be necessary to carry out any of the transactions contemplated by this Agreement.

19.  Withholding Requirements. The Company's obligations under this Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to Optionee (including the Option Shares).

20.  Certain Defined Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

21.  Interpretation. Headings to provisions of this Agreement are intended for convenience of reference only and shall have no effect on the interpretation of this Agreement.

22.  Severability. If any provision of this Agreement is held to be invalid or unenforceable, the other provisions of this Agreement shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in this Agreement.

23.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, except to the extent that federal law is controlling.

AFLAC INCORPORATED

By:	DANIEL P. AMOS
Title:	Chairman and Chief Executive Officer

Acknowledgment:

The Grantee acknowledges by his or her signature on the attached Notice of Grant of Stock Options that the Grantee has received a copy of the 2004 AFLAC Incorporated Long-Term Incentive Plan Prospectus, has read the same, and is familiar with its provisions and understands and agrees that they, as well as the terms stated herein and upon the attached notice, are part of this Agreement.